Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC.
REPORTS SECOND-QUARTER, SIX-MONTH 2008 FINANCIAL RESULTS

Perris, Calif.—August 14, 2008—Modtech Holdings, Inc. (OTCBB: MODT) reported financial results for the second quarter and six months ended June 30, 2008.

Net sales for the three and six months ended June 30, 2008 were $13.4 million and $26.1 million, respectively, compared to $24.0 million and $51.5 million for the three and six months ended June 30, 2007, respectively. The decrease in sales in 2008 was primarily due to project delays and a continued general slowdown in all markets.

Gross profit margin for the second quarter of 2008 was negative $0.7 million, or 5.1% of sales, versus a negative margin of $0.5 million, or 2.2% of sales in the second quarter a year ago. For the first half of 2008, gross profit margin was a negative $2.0 million, or 7.8% of sales, versus a positive margin of $0.6 million, or 1.1% of sales, in the first half of 2007. Gross profit margin declined as revenues declined because we were not able to adequately cover our fixed manufacturing costs, particularly due to production delays in key education projects and decreased sales volume in the education markets in California, Florida and Arizona.

Selling, general, and administrative expenses for the three and six months ended June 30, 2008, were $3.6 million and $6.7 million, respectively, compared to $3.7 million and $7.4 million for the three and six months ended June 30, 2007, respectively.

Other expense, net for the quarter ended June 30, 2008 was $0.6 million compared $0.4 million for the quarter ended June 30, 2007. Key changes in other expense, net are as follows:

•	Interest expense was $0.3 million for the second quarter of 2008 compared to $0.5 million for the second quarter of 2007. The decline is due to lower debt levels coupled with lower interest rates.

•
We recognized a non-cash gain of $0.4 million related to warrant derivatives in the second quarter of 2008, compared to a non-cash gain of $0.9 million in the second quarter of 2007. These gains were due to a decrease in the trading price of our stock for the respective periods, which caused our warrant derivative liability to decrease.

•	Amortization of debt issuance costs was $0.1 million for both the second quarter of 2008 and 2007.

•	Accretion of debt discount for the second quarter of 2008 was $0.7 million compared to $0.8 million for the second quarter of 2007.

Net loss for the second quarter of 2008 was $4.9 million, or $0.23 per share, on 21.4 million weighted-average shares outstanding, compared to a net loss of $42.9 million, or $2.00 per share, on 21.4 million weighted-average shares outstanding, in the second quarter of 2007. Net loss for the first half of 2008 was $9.5 million, or $0.45 per share on 21.4 million weighted-average shares outstanding, compared to a net loss of $42.4 million, or $1.99 per share on 21.3 million weighted-average shares outstanding, in the first half of 2007. The net losses for the quarter and six months ended June 30, 2007 include a non-cash goodwill impairment charge of $38.3 million.

Total backlog as of July 31, 2008 was $73.7 million compared to $51.3 million at July 31, 2007, an increase of 44%; it consists of orders of $67.5 million from California, $1.5 million from Arizona, and $4.7 million from Florida. As of July 31, 2008 approximately $31.2 million of the residential backlog is subject to final developer or end-user financing for the projects.

Modtech Chief Financial Officer Ken Cragun commented: “Our financial performance in the second quarter of 2008 was negatively impacted by delays in California education projects compounded by continued softness in all markets. In light of our lower revenue levels we continue to reduce overhead, direct and indirect labor expenses and selling, general and administrative expenses.

“We have aggressively managed our working capital, which resulted in positive cash flow from operations for the second quarter and the first half of 2008,” said Cragun.

Modtech President and Chief Executive Officer Dennis Shogren commented: “The very weak California market for new construction in the education sector, in large part due to the current California budget impasse, combined with a generally weak construction environment, led to a weaker-than-anticipated second quarter. In some instances, work previously booked and scheduled for production was delayed as customers sorted out the impact of recent economic dynamics.

“We are experiencing an increase in volume in the third quarter with the expectation that both revenue and earnings will improve over the second quarter. We are working on several projects that should be available for construction in the fourth quarter. When those projects are combined with our backlog currently scheduled for construction in the fourth quarter, we anticipate a seasonal slowdown and are working hard to minimize the impact.”

Shogren concluded, “We continue to focus on our new market opportunities in multi-family housing and the government sector and are resolved to keep our cost structure in line with our volume so we can return to profitability as quickly as possible.”

Teleconference Information:
At 1:30 p.m. PDT (4:30 p.m. EDT) today the company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time and provide conference ID 59300629. You may also listen to the teleconference live via the Internet at www.modtech.com, under the investor relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 4:30 p.m. PDT today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 59300629.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “expect,” and other similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the company assumes no obligation to update such statements.

[Financial data on following pages]

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,155,000	$409,000
Restricted cash	2,176,000	3,377,000
Contracts receivable, less allowance for contract adjustments of $756,000 and
$2,251,000 in 2008 and 2007, respectively	13,522,000	14,056,000
Costs and estimated earnings in excess of billings on contracts	6,297,000	7,289,000
Inventories	4,831,000	5,923,000
Prepaid assets	279,000	617,000
Insurance receivable	86,000	2,955,000
Other current assets	23,000	22,000
Total current assets	29,369,000	34,648,000

Property and equipment, net	9,185,000	9,928,000
Debt issuance costs, net	498,000	740,000
Other assets	1,873,000	1,904,000
Total assets	$40,925,000	$47,220,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,524,000	$13,209,000
Accrued liabilities	5,816,000	6,292,000
Billings in excess of costs and estimated earnings on contracts	2,123,000	1,686,000
Current maturities of long-term debt, net	2,044,000	1,315,000
Total current liabilities	24,507,000	22,502,000

Long-term debt, net, excluding current portion	9,070,000	10,209,000
Other long-term liabilities	1,397,000	1,437,000
Total liabilities	34,974,000	34,148,000
Shareholders’ equity:
Preferred stock, $0.01 par value, Authorized 5,000,000 shares;
Series A preferred stock, $0.01 par value. Authorized 500,000 shares;
no shares issued and outstanding in 2008 and 2007, respectively	-	-
Series B convertible preferred stock, $0.01 par value. Authorized 50,000 shares;
14,190 and zero shares issued and outstanding in 2008 and 2007, respectively	-	-
Series C convertible preferred stock, $0.01 par value. Authorized 50,000 shares;
2,206 and zero shares issued and outstanding in 2008 and 2007, respectively	-	-
Common stock, $0.01 par value. Authorized 55,000,000 shares; issued and
outstanding 21,419,415 in both 2008 and 2007	214,000	214,000
Additional paid-in capital	139,130,000	136,706,000
Accumulated deficit	(133,393,000)	(123,848,000)
Total shareholders’ equity	5,951,000	13,072,000
Total liabilities and shareholders’ equity	$40,925,000	$47,220,000

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$13,410,000	$24,031,000	$26,132,000	$51,531,000
Cost of goods sold	14,099,000	24,560,000	28,161,000	50,971,000
Gross (loss) profit	(689,000)	(529,000)	(2,029,000)	560,000

Selling, general and administrative expenses	3,614,000	3,736,000	6,708,000	7,381,000
Impairment loss on goodwill	-	38,303,000	-	38,303,000
Loss from operations	(4,303,000)	(42,568,000)	(8,737,000)	(45,124,000)

Other (expense) income:
Interest expense	(335,000)	(497,000)	(678,000)	(1,058,000)
Interest income	22,000	62,000	51,000	139,000
Gain on warrant and embedded derivatives	412,000	931,000	1,258,000	5,769,000
Amortization of debt issuance costs	(122,000)	(121,000)	(243,000)	(385,000)
Accretion of debt discount	(667,000)	(770,000)	(1,250,000)	(1,788,000)
Other income, net	42,000	35,000	54,000	47,000
	(648,000)	(360,000)	(808,000)	2,724,000
Loss before income taxes	(4,951,000)	(42,928,000)	(9,545,000)	(42,400,000)
Income tax benefit	-	-	-	-

Net loss	$(4,951,000)	$(42,928,000)	$(9,545,000)	$(42,400,000)

Basic and diluted loss per common share	$(0.23)	$(2.00)	$(0.45)	$(1.99)

Basic and diluted weighted-average shares outstanding	21,419,000	21,419,000	21,419,000	21,290,000